Exhibit 99.1

PATHMARK STORES, INC.

200 MILIK STREET

CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: HARVEY M. GUTMAN
732-499-4327

PATHMARK ANNOUNCES FOURTH QUARTER

AND FULL YEAR FISCAL 2006 RESULTS

FOURTH QUARTER NET EARNINGS WERE $1.7 MILLION COMPARED TO

A NET LOSS OF $14.6 MILLION IN FISCAL 2005

FOURTH QUARTER ADJUSTED EBITDA INCREASED TO $50.0 MILLION

FROM $25.9 MILLION IN THE FOURTH QUARTER OF FISCAL 2005

FOURTH QUARTER SAME-STORE SALES UP 1.2%

Carteret, New Jersey, April 19, 2007 - Pathmark Stores, Inc. (NASDAQ: PTMK) today reported unaudited results for its 14-week fourth quarter and audited results for its 53-week fiscal year ended February 3, 2007.

Fourth Quarter of Fiscal 2006 Results

Sales in the 14-week fourth quarter of fiscal 2006 were $1,078.5 million, compared to $993.3 million in the prior year’s 13-week fourth quarter. Sales in the fourth quarter of fiscal 2006, excluding the extra week, increased by 0.6% as compared to the prior year’s fourth quarter. Same-store sales for the quarter, excluding the extra week, increased by 1.2%. The Company reported net earnings of $1.7 million, or $0.03 per diluted share, in the 14-week fourth quarter of fiscal 2006, compared to a net loss of $14.6 million, or $0.28 per diluted share, in the prior year’s 13-week fourth quarter. The earnings improvement was primarily due to an increase in Adjusted EBITDA. Adjusted EBITDA was $50.0 million in the 14-week fourth quarter of fiscal 2006 compared to $25.9 million in the prior year’s 13-week fourth quarter. Excluding the estimated EBITDA benefit of $5.6 million from the 14th week in fiscal 2006, the increase in Adjusted EBITDA of $18.5 million in the fourth quarter of fiscal 2006 compared to the fourth quarter of fiscal 2005 was due to an improvement in gross profit of $12.0 million generated primarily from our merchandising initiatives as well as lower inventory shrink, and lower SG&A expenses of $6.5 million. Lower SG&A expenses resulted primarily from our labor and expense control initiatives. Adjusted EBITDA is reconciled to net earnings (loss) in Table C.

Fiscal 2006 Results

Sales for 53-week fiscal 2006 were $4.06 billion, compared to $3.98 billion in 52-week fiscal 2005. Sales for fiscal 2006, excluding the extra week, were flat as compared to fiscal 2005. Same-store sales for fiscal 2006, excluding the extra week, increased by 0.4%. The Company reported a net loss of $18.3 million, or $0.35 per diluted share, in 53-week fiscal 2006, compared to a net loss of $40.1 million, or $0.92 per diluted share, in 52-week fiscal 2005. The reduction in the net loss was primarily due to an increase in Adjusted EBITDA. Adjusted EBITDA was $138.6 million in 53-week fiscal 2006 compared to $111.2 million in 52-week fiscal 2005. Excluding the estimated EBITDA benefit of $5.6 million from the 53rd week in fiscal 2006, the increase in

Adjusted EBITDA of $21.8 million in fiscal 2006 compared to fiscal 2005 was due to an improvement in gross profit of $29.6 million generated primarily from our merchandising initiatives as well as lower inventory shrink, partially offset by higher SG&A expenses of $7.8 million. Higher SG&A expenses resulted primarily from higher utility expenses, higher self-insured workers’ compensation and general liability claims, and higher rent and real estate taxes, partially offset by gift card income. Adjusted EBITDA is reconciled to net earnings (loss) in Table C.

Capital Expenditures

Capital expenditures were $71.8 million during fiscal 2006 and are expected to be approximately $80 million during fiscal 2007. The Company completed 14 store renovations during fiscal 2006 and plans to complete 13 store renovations during fiscal 2007.

Pathmark Stores, Inc. is a leading regional supermarket chain currently operating 141 supermarkets primarily in the New York – New Jersey and Philadelphia metropolitan areas.

Forward Looking Statements

Except for historical information contained herein, the matters discussed in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, stock-based compensation expense, earnings estimates, Adjusted EBITDA, sales, same-store sales and capital expenditures and are indicated by words or phrases such as “anticipates”, “believes”, “expects”, “forecasts”, “guidance”, “intends”, “may”, “ongoing”, “plans”, “projects”, “will” and similar words and phrases. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors, which are, in many instances, beyond our control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company’s operating areas, the competitive environment in which the Company operates, results of our merchandising, operating and cost reduction initiatives, medical and pension costs and other risks detailed from time to time in the Company’s reports and filings available from the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

Additional Information and Where to Find It

In connection with the proposed acquisition (the “Merger”) of Pathmark by The Great Atlantic & Pacific Tea Company, Inc. (“A&P”) announced on March 5, 2007, Pathmark and A&P intend to file with the SEC relevant materials, including a joint proxy statement/prospectus. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PATHMARK, A&P AND THE MERGER. The final joint proxy statement/prospectus will be mailed to the stockholders of A&P and Pathmark. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Pathmark or A&P with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by (i) contacting Pathmark’s Investor Relations at (732) 499-3000, at 200 Milik Street, Carteret, NJ 07008, or by accessing Pathmark’s Investor Relations website; or (ii) contacting A&P’s Investor Relations at (201) 571-4537, at Box 418, 2 Paragon Drive, Montvale, NJ 07645, or by accessing A&P’s Investor Relations website. Investors are urged to read the joint proxy statement/prospectus and other related materials when they become available before making any voting or investment decisions with respect to the Merger.

Pathmark, A&P and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the merger. Information about the executive officers and directors of Pathmark and the number of shares of Pathmark’s common stock beneficially owned by such persons is set forth in the proxy statement for Pathmark’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 8, 2006. Information about the executive officers and directors of A&P and the number of shares of A&P’s common stock beneficially owned by such persons is set forth in the proxy statement for A&P’s 2006 Annual Meeting of Stockholders which was filed with the SEC on May 25, 2006. Investors may obtain additional information regarding the direct and indirect interests of Pathmark, A&P and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Table A
Pathmark Stores, Inc.
Operating Results (Unaudited)
(in millions, except per share data)

Consolidated Statements of Operations

	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Sales	$1,078.5	$993.3	$4,058.0	$3,977.0
Cost of goods sold	(757.4)	(706.7)	(2,875.2)	(2,846.3)

Gross profit	321.1	286.6	1,182.8	1,130.7
Selling, general and administrative expenses	(276.4)	(271.0)	(1,056.8)	(1,040.9)
Depreciation and amortization	(23.5)	(23.8)	(92.6)	(90.8)

Operating earnings (loss)	21.2	(8.2)	33.4	(1.0)
Interest expense, net	(16.4)	(15.2)	(62.3)	(64.7)

Earnings (loss) before income taxes	4.8	(23.4)	(28.9)	(65.7)
Income tax benefit (provision)	(3.1)	8.8	10.6	25.6

Net earnings (loss)	$1.7	$(14.6)	$(18.3)	$(40.1)

Weighted average number of shares outstanding – basic	52.2	51.7	52.1	43.5

Weighted average number of shares outstanding – diluted	55.0	51.7	52.1	43.5

Net earnings (loss) per share – basic and diluted	$0.03	$(0.28)	$(0.35)	$(0.92)

Supplemental Operating Results Data

	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Adjusted EBITDA (see Note 2)	$50.0	$25.9	$138.6	$111.2

Capital expenditures	$12.0	$20.7	$71.8	$64.5

Gross profit (% of sales)	29.8%	28.9%	29.1%	28.4%

Selling, general and administrative expenses (% of sales)	25.6%	27.3%	26.0%	26.1%

Adjusted EBITDA (% of sales)	4.6%	2.6%	3.4%	2.8%

Net earnings (loss) (% of sales)	0.2%	(1.5)%	(0.5)%	(1.0)%

See notes to financial statements.

Table B
Pathmark Stores, Inc.
Consolidated Balance Sheets
(in millions)

	February 3, 2007	January 28, 2006
ASSETS
Current assets
Cash and cash equivalents	$28.1	$73.4
Marketable securities	—	4.0
Accounts receivable, net	20.6	21.1
Merchandise inventories	180.3	180.6
Due from suppliers	69.8	69.6
Other current assets	33.5	23.9

Total current assets	332.3	372.6
Property and equipment, net	535.7	552.3
Goodwill	144.7	144.7
Other noncurrent assets	119.7	185.0

Total assets	$1,132.4	$1,254.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$78.2	$100.2
Current maturities of debt	25.1	2.1
Current portion of capital lease obligations	11.4	11.1
Accrued expenses and other current liabilities	136.9	167.1

Total current liabilities	251.6	280.5
Long-term debt	423.1	423.8
Long-term capital lease obligations	158.4	168.5
Other noncurrent liabilities	170.9	210.5

Total liabilities	1,004.0	1,083.3
Stockholders’ equity	128.4	171.3

Total liabilities and stockholders’ equity	$1,132.4	$1,254.6

Capitalization

	February 3, 2007	January 28, 2006
Debt	$448.2	$425.9
Capital lease obligations	169.8	179.6

Total debt and capital lease obligations	618.0	605.5
Stockholders’ equity	128.4	171.3

Total capitalization	$746.4	$776.8

See notes to financial statements.

Table C
Pathmark Stores, Inc.
Reconciliation of GAAP Net Earnings (Loss) to Adjusted EBITDA (Unaudited)
(in millions)

	14 Weeks Ended February 3, 2007	13 Weeks Ended January 28, 2006	53 Weeks Ended February 3, 2007	52 Weeks Ended January 28, 2006
Net earnings (loss)	$1.7	$(14.6)	$(18.3)	$(40.1)
Adjustments:
Interest expense, net	16.4	15.2	62.3	64.7
Income tax provision (benefit)	3.1	(8.8)	(10.6)	(25.6)
Depreciation and amortization	23.5	23.8	92.6	90.8
Non-cash stock-based compensation expense	2.7	0.6	9.7	1.2
Merger–related expenses (see Note 1)	2.6	—	2.9	—
Corporate and store non-union headcount
reduction program charge	—	8.4	—	8.4
Merchandising and store initiative charge	—	0.5	—	4.7
Store labor buyout charge	—	—	—	3.6
Separation agreement charge	—	1.0	—	2.6
Strategic alternative expense	—	—	—	1.1
Gain on sale of property and equipment	—	(0.2)	—	(0.2)

Adjusted EBITDA (see Note 2)	$50.0	$25.9	$138.6	$111.2

See notes to financial statements.

Notes to Financial Statements

1.	The Company and A&P announced on March 5, 2007 that they had signed a definitive merger agreement in which A&P will acquire Pathmark Stores, Inc. for $1.3 billion in cash, stock and debt assumption or retirement. A&P noted that this transaction is expected to be completed during the second half of their fiscal year, subject to completion of customary closing conditions.

2.	The definition of Adjusted EBITDA was revised in the third quarter of fiscal 2006 to include LIFO expense as a reduction of Adjusted EBITDA. Prior year amounts have been revised to be consistent with the fiscal 2006 definition.

Adjusted EBITDA represents net earnings (loss), excluding interest expense, the impact of taxes, depreciation and amortization, merger–related expenses, non-cash stock-based compensation expense, corporate and store non-union headcount reduction program charge, merchandising and store initiative charge, store labor buyout charge, separation agreement charge, strategic alternative expense and gain on sale of property and equipment. We believe that our investors find Adjusted EBITDA to be a useful analytical tool for measuring our performance and for comparing that performance with the performance of other companies in our industry having different capital structures. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.